UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2004

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

As described in Item 4.02, on November 15, 2004, the Company issued a press release announcing financial statements for the second, third and fourth quarters of 2003, the full 2003 fiscal year and the first and second quarters of 2004 should not be relied upon because of incorrect accounting treatments of items described therein.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 16, 2004, the Compnay received a notice from the staff at Nasdaq indicating that the Company is not in compliance with Nasdaq’s requirement for the continued listing of the Company’s securities on The Nasdaq Stock Market due to the failure to timely file its Form 10-Q for the period ended September 30, 2004, as required under Marketplace Rule 4310(c)(14). The notice does not by itself result in immediate delisting of the Company’s securities, although Nasdaq stated that unless the Company requests a hearing on Nasdaq’s delisting notice, the Company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on November 26, 2004. As of the opening of business on November 18, 2004, an “E” was appended to the end of the Company’s trading symbol “ABTL” for its securities.

The Company expects to make a timely request for a hearing with the Nasdaq Listing Qualifications Panel on this matter which will stay the delisting pending the hearing and a determination by the Nasdaq Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On November 17, 2004, the audit committee of the Company’s board of directors, in consultation with the Company’s management, concluded that previously issued financial statements contained in the Company’s quarterly reports for the periods ended June 30, 2003 and September 30, 2003, the annual report on Form 10-K for the year ended December 31, 2003 and the quarterly reports for the periods ended March 31, 2004 and June 30, 2004 should not be relied upon because of errors in those financial statements. Accordingly, the Company will restate these financial statements to make the necessary accounting adjustments.

The audit committee reviewed the accounting treatment of credits issued to customers that were inappropriately reversed and recognized as revenue during the four quarters ended March 31, 2004. Based on the results of the review, the amount of credits taken into revenue is expected to be approximately $400,000 for the second, third and fourth quarters of 2003 combined and approximately $50,000 for the first quarter of 2004. The credits reviewed were originally recorded between 1996 and 2003.

The audit committee also reviewed the accounting treatment of outstanding checks issued by the Company which were inappropriately reversed and recorded as a reduction of expenses. Based on the results of the review, the aggregate amount of reduced expenses is expected to be approximately $165,000. The reduction of expenses were recorded primarily in the second, third and fourth quarters of 2003. The outstanding checks reviewed were issued between 1996 and 2003.

The Company concluded that the accounting treatments of the credits and the outstanding checks were not correct.

The audit committee has discussed the matters disclosed in this Item 4.02(a) with management and PricewaterhouseCoopers LLP.

The Company expects to file amendments to its Form 10-K for the 2003 fiscal year and the Forms 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004 upon completion of its review.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As announced on November 15, 2004, Mr. Hoshi Printer resigned as the Company’s Executive Vice President and Chief Financial Officer effective November 15, 2004. Mr. Printer will remain an employee of the Company.

Mr. Michael F. Schmidt, Senior Vice President, Finance of the Company, assumed the functions of the Company’s Chief Financial Officer pending the Company appointing a Chief Financial Officer.

Mr. Schmidt, 42, has served as Senior Vice President of the Company since April 2004. From April 2002 to April 2004, he was Chief Financial Officer at Telephia Inc., a leading provider of performance information for the mobile telecommunications industry. From December 2000 to August 2001, he was Chief Financial Officer of Autoweb.com, Inc., an automotive marketing services company. From May 2000 to October 2000, he was Chief Operating Officer and Chief Financial Officer at MizBiz, an internet startup. From September 1999 to May 2000, he was Director of Finance at Pacificare Health Systems, a health care company. From 1988 to March 1999, he held various senior level finance and operational positions at IMS Health, a worldwide provider of information services. Mr. Schmidt began his career as a certified public accountant with Ernst & Whinney. Mr. Schmidt received a Bachelors of Business Adminstration and Accounting from Cleveland State University.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated November 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

Date November 18, 2004

	By:	/s/ Ariel Amir
Ariel Amir,
Executive Vice President and General Counsel

INDEX TO EXHIBITS

99.1	Press Release dated November 15, 2004.